Exhibit 2.1


IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE


- - - - - - - - - - - - - - - - - - - -  x
                                         :       Case No. 03-13744 (MFW)
In re:                                   :       (Jointly Administered)
                                         :       Chapter 11
AURORA FOODS INC.,                       :
         et al.,                         :
                                         :
                           Debtors.      :
                                         :
- - - - - - - - - - - - - - - - - - - -  x





         FIRST MODIFICATION TO FIRST AMENDED JOINT REORGANIZATION PLAN
                 OF AURORA FOODS INC. AND SEA COAST FOODS, INC.




                                            SKADDEN, ARPS, SLATE, MEAGHER
                                                 & FLOM LLP

                                            J. Gregory Milmoe
                                            Sally McDonald Henry
                                            Four Times Square
                                            New York, New York 10036
                                            (212) 735-3000

                                            - and -

                                            Eric M. Davis (I.D. No. 3621)
                                            Robert A. Weber (I.D. No. 4013)
                                            One Rodney Square
                                            P.O. Box 636
                                            Wilmington, Delaware 19899
                                            (302) 651-3000

                                            Attorneys for Debtors and
                                             Debtors-in-Possession


Dated:   Wilmington, Delaware
         January 30, 2004

          FIRST MODIFICATION TO FIRST AMENDED JOINT REORGANIZATION PLAN
                 OF AURORA FOODS INC. AND SEA COAST FOODS, INC.



         In accordance with section 1127, title 11, of the United States Code (the "Bankruptcy Code") and section 12.6 of the First Amended Joint Reorganization Plan of Aurora Foods Inc. and Sea Coast Foods, Inc., dated January 9, 2004 (the "Plan"), Aurora Foods Inc. and Sea Coast Foods, Inc. (together, the "Debtors"), hereby modify the Plan as set forth below.

         The modifications are reflected either by the addition of new text, identified by underlining (additions), or the deletion of pre-existing text, identified by strikethrough (deletions).

         The modifications will not cause the Plan to fail to meet the requirements of Bankruptcy Code sections 1122 and 1123. Furthermore, the modifications are not material and will not adversely impact the rights of any parties in interest.

         Capitalized terms used herein but not defined have the meanings ascribed to such terms in the Plan.


                          Modifications to Section 1.86

Section 1.86 as modified shall provide as follows:

         1.86 Prepetition Senior Unsecured Note Claims mean Claims arising from or related to the Prepetition Senior Unsecured Notes, which Claims shall be deemed Allowed under this Plan in the aggregate amount of $27,696,500.


                        Modifications to Section 2.2(d)

Section 2.2(d) as modified shall provide as follows:

         2.2 Unimpaired Classes of Claims (deemed to have accepted the Plan and, therefore, not entitled to vote on the Plan).

         (d) Class 4: Prepetition Lender Claims. Class 4 consists of all Prepetition Lender Claims. Notwithstanding any provision of this Plan to the contrary, for the avoidance of doubt, and solely for the purposes of this Plan and any distribution by the Reorganized Debtors under this Plan or otherwise that may be made on or after the Effective Date of this Plan (and without in any way limiting the first paragraph of Section 3.2(d) of this Plan), in no event shall any Claim in respect of the "Excess Leverage and Asset Sale Fee" (as defined in the Amendment and Forbearance, dated as of October 13, 2003, to the Prepetition Credit Agreement (the "Amendment and Forbearance")), or in respect of any "Asset Sale Fee" or "Excess Leverage Fee" under section 2.3 of the Prepetition Credit Agreement in effect immediately prior to the Amendment and Forbearance, be Allowed either under this Plan (as a Class 4 Claim or otherwise) or as a Claim against any of the Reorganized Debtors in an amount that exceeds the amount of the Excess Leverage and Asset Sale Fee set forth in, and calculated in accordance with, the Amendment and Forbearance.

                        Modifications to Section 3.2(d)

Section 3.2(d) as modified shall provide as follows:

         3.2 Unimpaired Classes of Claims.

             (d) Class 4: Prepetition Lender Claims. The legal, equitable and contractual rights of the Holders of Class 4 are unimpaired by the Plan. On the Effective Date, each Holder of an Allowed Class 4 Claim shall receive in full satisfaction, settlement of and in exchange for, such Allowed Class 4 Claim, Cash in the Allowed amount of such Holder's Allowed Class 4 Claim, and all letters of Credit Issued under the Prepetition Credit Agreement will be cancelled and returned to the Agent. Without limiting the foregoing provisions of this 3.2(d), and notwithstanding in this Plan (including Section 10.3 of the Plan) or in the Confirmation Order to the contrary, the Debtors indemnification obligations under the Prepetition Credit Agreement (including
Section 10.3 thereof) shall survive the Effective Date, shall not be discharged, and shall continue to be enforceable in accordance with the terms of the Prepetition Credit Agreement against the Reorganized Debtors.

         Notwithstanding any provision of this Plan to the contrary, for the avoidance of doubt, and solely for the purposes of this Plan and any distribution by the Reorganized Debtors under this Plan or otherwise that may be made on or after the Effective Date of this Plan (and without in any way limiting the foregoing provisions of this Section 3.2(d)), in no event shall any Claim in respect of the "Excess Leverage and Asset Sale Fee" (as defined in the Amendment and Forbearance), or in respect of any "Asset Sale Fee" or "Excess Leverage Fee" under section 2.3 of the Prepetition Credit Agreement in effect immediately prior to the Amendment and Forbearance, be Allowed either under this Plan (as a Class 4 Claim or otherwise) or as a Claim against any of the Reorganized Debtors in an amount that exceeds the amount of the Excess Leverage and Asset Sale Fee set forth in, and calculated in accordance with, the Amendment and Forbearance.

Dated:   Wilmington, Delaware
         January 30, 2004

                                         Respectfully submitted,


                                         AURORA FOODS INC. ET AL.

                                         /s/ Ronald B. Hutchison
                                         -----------------------
                                         Ronald B. Hutchison
                                         Chief Restructuring Officer and
                                         Assistant Secretary